Exhibit 99.1

Automotive Specialty Accessories and Parts, Inc.

Consolidated Financial Statements

As of and for the Year Ended January 2, 2010

The report accompanying these financial statements was issued by

BDO USA, LLP, a New York limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Automotive Specialty Accessories and Parts, Inc.

Consolidated Financial Statements

As of and for the Year Ended January 2, 2010

Automotive Specialty Accessories and Parts, Inc.

Independent Auditors’ Report

To the Board of Directors

of Automotive Specialty Accessories

and Parts, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Automotive Specialty Accessories and Parts, Inc. and subsidiaries (the “Company”), formerly known as JCW Holding Company, as of January 2, 2010 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Automotive Specialty Accessories and Parts, Inc. and subsidiaries as of January 2, 2010, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 7 of the consolidated financial statements, the Company was not in compliance with its debt covenants as defined in the debt agreements and therefore the maturity of the debt could have been accelerated and would have resulted in substantial doubt about the Company’s ability to continue as a going concern. Upon the August 2, 2010 acquisition of the Company as described in Note 13, the debt was retired with the proceeds.

Chicago, Illinois

October 26, 2010

BDO USA, LLP, a New York limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Financial Statements

Automotive Specialty Accessories and Parts, Inc.

Consolidated Balance Sheet

January 2, 2010
Assets
Current Assets
Cash	$42,219
Receivables, net of reserve for uncollectible accounts of $79,115	3,000,903
Inventories — net	11,081,817
Prepaid expenses and other assets	841,081
Deferred catalog expenses	1,245,568

Total Current Assets	16,211,588

Property and Equipment
Property and equipment	43,651,968
Less accumulated depreciation and amortization	25,138,512

Net Property and Equipment	18,513,456

Other Assets
Deferred financing costs, net of accumulated amortization of $84,070	348,291
Customer relationships, net	—
Trademarks and trade names	5,200,000
Goodwill	10,495,138

Total Other Assets	16,043,429

$50,768,473

Automotive Specialty Accessories and Parts, Inc.

Consolidated Balance Sheet

January 2, 2010
Liabilities and Shareholders’ Equity

Current Liabilities
Revolving line of credit	$6,467,332
Accounts payable	17,991,853
Accrued expenses	3,019,526
Customers’ deposits	1,505,817
Current portion of long-term notes payable and debt in default	16,741,665

Total Current Liabilities	45,726,193

Other Noncurrent Liabilities	195,822

Total Liabilities	45,922,015

Shareholders’ Equity
Preferred shares, $0.01 par value — 200,000 shares authorized; 183,536.5 shares issued	18,353,650
Common shares, $0.01 par value — 1,000,000 shares authorized; 332,230 shares issued	3,322
Additional paid-in capital	33,656,324
Notes receivable — shareholders	(750,000)
Accumulated deficit	(46,018,508)
Treasury stock, 5,030 shares at cost	(398,330)

Total Shareholders’ Equity	4,846,458

$50,768,473

See accompanying notes to consolidated financial statements.

Automotive Specialty Accessories and Parts, Inc.

Consolidated Statement of Operations

Year ended January 2, 2010
Revenues
Net merchandise sales	$100,786,364
Shipping and handling revenue	18,167,181
Other revenues	4,310,758

Total Revenues	123,264,303

Cost of Goods Sold
Cost of merchandise sales	63,718,232
Shipping and handling costs	13,965,375

Total cost of goods sold	77,683,607

Gross Profit	45,580,696

Operating Expenses
Catalog and advertising	15,326,879
Salaries and wages	14,291,611
General and administrative	14,476,556
Depreciation and amortization	3,655,273
Impairment of intangible assets	13,353,000
Management fees	450,000

Total Operating Expenses	61,553,319

Operating Loss	(15,972,623)

Other Income (Expense)
Gain on extinguishment of debt	4,148,862
Interest expense	(1,582,454)

Total other income — net	2,566,408

Loss Before Income Taxes	(13,406,215)
Income Tax Expense	—

Net Loss	$(13,406,215)

See accompanying notes to consolidated financial statements.

Automotive Specialty Accessories and Parts, Inc.

Consolidated Statement of Shareholders’ Equity

	$.01 Par Value Preferred Shares	Preferred Share Amount	$.01 Par Value Common Shares	Common Share Amount	Additional Paid-in Capital	Notes Receivable - Share- holders	Common Share Warrants Subject to Put Option	Accumulated Deficit	Treasury Stock	Total
Balance, December 28, 2008	—	$—	343,123	$3,431	$34,773,017	$(1,989,302)	$405,000	$(32,612,293)	$(398,330)	$181,523
Correction of an error (1)	—	—	—	—	—	—	(405,000)	—	—	(405,000)

Restated Balance, December 28, 2008	—	—	343,123	3,431	34,773,017	(1,989,302)	—	(32,612,293)	(398,330)	(223,477)
Net loss	—	—	—	—	—	—	—	(13,406,215)	—	(13,406,215)
Capital contribution	—	—	—	—	52,500	—	—	—	—	52,500
Preferred shares issued	183,536.5	18,353,650	—	—	—	—	—	—	—	18,353,650
Common shares issued	—	—	1,500	15	69,985	—	—	—	—	70,000
Notes receivable — shareholders	—	—	(12,393)	(124)	(1,239,178)	1,239,302	—	—	—	—

Balance, at January 2, 2010	183,536.5	$18,353,650	332,230	$3,322	$33,656,324	$(750,000)	$—	$(46,018,508)	$(398,330)	$4,846,458

(1)	- Refer to Note 13 for additional details

See accompanying notes to consolidated financial statements.

Automotive Specialty Accessories and Parts, Inc.

Consolidated Statement of Cash Flows

Year ended January 2, 2010
Cash Flow From Operating Activities
Net loss	$(13,406,215)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,655,273
Impairment of intangible assets	13,353,000
Amortization of debt issuance costs	84,070
Gain on extinguishment of debt	(4,148,862)
Bad debt expense	161,098
Change in assets and liabilities
Receivables	(755,771)
Inventories	2,852,968
Prepaid expenses and other assets	(18,829)
Deferred catalog expenses	671,164
Accounts payable	(2,008,682)
Accrued expenses	(1,972,204)
Customers’ deposits	736,534
Other current and noncurrent liabilities	(51,752)

Net cash used in operating activities	(848,208)

Cash Flows From Investing Activates
Capital expenditures	(4,979,739)

Net cash used in investing activities	(4,979,739)

Cash Flows From Financing Activities
Net payment of revolving line of credit	(1,598,668)
Payment of long-term notes payable	(23,930,477)
Proceeds from long-term notes payable	13,250,000
Capital contribution	52,500
Debt issuance costs paid	(432,361)
Common shares issued	70,000
Preferred shares issued	18,353,650

Net cash provided by financing activities	5,764,644

Automotive Specialty Accessories and Parts, Inc.

Consolidated Statement of Cash Flows

Year ended January 2, 2010
Net Decrease in Cash	$(63,303)
Cash, at beginning of year	105,522

Cash, at end of year	$42,219

Supplemental Cash Flow Disclosures
Interest paid	$1,746,448

See accompanying notes to consolidated financial statements.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

1.	Nature of the Business and Summary of Significant Accounting Policies

Nature of the Business

Automotive Specialty Accessories and Parts, Inc. (“ASAP”), a Delaware corporation, is a direct marketer of automotive parts and accessories, formerly known as JCW Holding Company.

Acquisition by Riverside

ASAP and its wholly owned subsidiaries, J. C. Whitney & Co. and Warshawsky Advertising, were acquired by The Riverside Capital Appreciation Fund 2000 (“Riverside”) and management shareholders on June 21, 2002. Including transaction-related expenses, the purchase price was approximately $59.1 million. The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their relative fair values at the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $8.3 million, which has been recorded as goodwill in the accompanying consolidated balance sheets. In addition, $4,800,000 was allocated to customer relationships (amortizable) and $13,500,000 was allocated to trademarks and trade names (not amortizable). In November 2003, Warshawsky Advertising was dissolved.

Acquisition by ASAP

On October 3, 2003, J.C. Whitney acquired Stylin’ Concepts, Inc. for approximately $29.5 million. Stylin’ Concepts, Inc., located in Independence, Ohio, is a direct marketer of sport truck accessories. Stylin’ Concepts, Inc. sells its products through catalogs, the Internet, and a retail store. The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their relative fair values at the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $24.7 million, which has been recorded as goodwill in the accompanying consolidated balance sheets. In addition, $825,000 was allocated to customer relationships (amortizable) and $2,600,000 was allocated to trademarks and trade names (not amortizable). In 2004, the Company recorded an additional liability in connection with the acquisition of approximately $604,000 and increased goodwill accordingly.

Principles of Consolidation

The consolidated financial statements include the accounts of ASAP and its wholly owned subsidiaries, J.C. Whitney & Co and Stylin’ Concepts, Inc. (collectively the “Company”). All intercompany transactions have been eliminated.

Year-End

The Company uses a fiscal year of 52 or 53 weeks ending on the Saturday closest to December 31. Fiscal year 2009 was a 53-week year ended on January 2, 2010.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

Accounting Standards Codification

Effective with the financial statements for the year ended January 2, 2010, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or “the Codification”) 105-10, “Generally Accepted Accounting Principles,” which became the single official source of authoritative, nongovernmental United States generally accepted accounting principles. The adoption of ASC 105-10 changed all references to authoritative accounting literature in the Company’s notes to consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market. Excess stock and obsolete items are valued at net realizable value.

The Company receives vendor allowances as a result of meeting defined purchase levels. These allowances are accrued as a reduction of merchandise purchase price and result in a reduction of cost of sales as the merchandise is sold.

Deferred Catalog Expenses

Deferred catalog expenses consist of the third-party direct costs including primarily creative design, paper, printing, postage, and mailing costs for all Company direct response catalogs. Such costs are capitalized as deferred catalog expenses and are amortized over their expected future benefit. Each catalog is fully amortized within nine months.

Deferred Financing Costs

Deferred financing costs are amortized over the term of the related loan with amortization included in interest expense.

Property and Equipment

Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. Major repairs, which extend the useful life of an asset, are charged to the property and equipment accounts. Routine maintenance and repairs are charged against earnings. The cost of property and equipment retired or sold, and the related accumulated depreciation are removed from the accounts and any related gain or loss is included in earnings.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

Depreciation and amortization are provided over the following estimated service lives:

Building	39 years
Computer equipment and software	3-5 years
Machinery and equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of useful life or remaining lease term

The cost and accumulated amortization of property leased under capitalized leases are included in property and equipment and are charged to amortization expense over the life of the lease and are fully amortized as of January 2, 2010. Long-lived assets used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable.

Internal-Use Software

The Company expenses costs incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in developing or obtaining internal use software and includes them in property and equipment, net. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of three to five years using the straight-line method. In addition, direct internal and external costs associated with the development of the features and functionality of the Company’s internet platform technology incurred during the application and infrastructure development phase have been capitalized and are included in property and equipment, net in the consolidated balance sheet. Typical capitalized costs include, but are not limited to, acquisition and development of software tools required for the development and operation of the internet platform technology, hardware, and costs incurred to develop the internet platform technology. These capitalized costs are amortized over the estimated useful life of three to five years using the straight-line method. Capitalized software costs are subject to impairment evaluation whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Fair Value of Financial Instruments

The carrying values of cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of fair value due to the short maturity of those items. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying amount.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

Intangible Assets

Identifiable intangible assets, including customer relationships, trademarks, and trade names are valued based on third-party appraisals performed in connection with their acquisition by the Company. Customer relationships are amortized over their estimated useful lives of six years on an accelerated method. Trademarks and trade names have an indefinite useful life and, therefore, are not amortized. Goodwill represents the excess of the cost over the fair value of acquired assets at the date of acquisition and is not amortized.

Indefinite lived intangibles (trademarks and trade names) and goodwill are tested at least annually for impairment. If the asset is determined to be impaired, an impairment loss would be recognized to reduce carrying value to fair value. The Company uses a discounted cash flow model for the assessment of impairment that requires assumptions about the timing and amount of future cash flows, risk, the cost of capital and terminal values. See Note 4 for additional information regarding trade name and goodwill impairment.

Customers’ Deposits

Customers’ deposits consist of cash received with orders for which delivery has not occurred as of the balance sheet date.

Revenue Recognition

The Company recognizes revenue when merchandise is received by the customer. The Company reduces revenue for anticipated returns based on historical experience. Revenue includes shipping and handling charges to customers, and cost of goods sold includes shipping and handling expenses incurred by the Company.

The Company generates other revenues primarily through two sources. These sources include royalty agreements for web advertising of other distributors or dealers and fees earned from a third-party service agreement in which the Company processes membership fee collections. These other sources of revenue are presented within the “Other Revenues” on the Statement of Operations, and revenue is recognized when earned.

Reserve for Customer Returns

Customer returns are recorded in the period in which the related sale is recognized. Credits are issued to customers for returned products which totaled $11,167,412 for the year ended January 2, 2010. The Company’s sales returns and allowances reserve totaled $267,324 at January 2, 2010 and is included in accrued expenses.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes arise from temporary differences between the tax basis of assets and

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

liabilities and their reported amounts in the consolidated financial statements and from net operating loss carryforwards. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in tax expense in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that a portion or all of the deferred income tax assets will not be realized, including deferred income tax assets attributed to net operating loss carryforwards.

Uncertainty in Income Taxes

In July 2006, the FASB issued ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740-10-25 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation was effective for the Company’s 2009 fiscal year. The Company adopted the provisions of ASC 740-10-25 on December 28, 2008 (fiscal year 2009). Under ASC 740-10-25, an organization must recognize the tax benefit associated with tax positions taken for tax return purposes when it is more-likely-than-not that the position will be sustained. The implementation of ASC 740-10-25 had no impact on the Company’s consolidated financial statements. The Company does not believe there are any unrecognized tax benefits that should be recorded. No interest or penalties were accrued as of December 28, 2008 as a result of the adoption of ASC 740-10-25. For the year ended January 2, 2010, there were no interest or penalties recorded or included in the consolidated statements of operations. The Company is open to examination by taxing authorities from fiscal year 1997 forward.

Subsequent Events

In May 2009, the FASB issued ASC 855, “Subsequent Events” (ASC 855), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company adopted ASC 855 beginning April 1, 2009. The Company has evaluated subsequent events through October 26, 2010, the date the consolidated financial statements were available to be issued. Refer to Note 13 for additional details on subsequent events.

2.	Deferred Catalog Expenses

Deferred catalog expenses include the following:

January 2, 2010
Advance payments of paper and printing costs	$265,000
Unamortized catalogs	980,568

Total	$1,245,568

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

3.	Property and Equipment

Property and equipment include the following:

January 2, 2010
Land	$550,000
Building	11,022,655
Computer equipment and software	26,861,072
Machinery and equipment	2,455,003
Furniture and fixtures	1,392,879
Leasehold improvements	1,370,359
Less accumulated depreciation and amortization	(25,138,512)

Total	$18,513,456

4.	Intangible Assets

Intangible assets consist of the following:

	January 2, 2010
	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets — customer relationships	$5,625,000	$5,625,000

Unamortizable intangible assets — trademarks and trade names	$5,200,000

The following table provides a summary of the trademarks and trade names activity for the year ended January 2, 2010:

January 2, 2010
Beginning balance	$16,100,000
Impairments	(10,900,000)

Ending balance	$5,200,000

In 2009, the Company recorded a trade name impairment of $9,800,000 related to the J.C. Whitney trade name and $1,100,000 related to the Stylin’ Concepts trade name, which resulted primarily from lower estimated revenue than previously expected. The fair value of the trade names were estimated using the present value of expected royalty savings and is a level 3 measurement due to unobservable inputs. The impairment loss was then recorded for the difference between the fair value of the trade names and the carrying value of the trade names.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

The Company’s reporting units are determined based upon whether discrete financial information is available and regularly reviewed, whether those units constitute a business, and the extent of economic similarities between those reporting units for purposes of aggregation. The Company’s reporting units are J.C. Whitney & Co. and Stylin’ Concepts, Inc., both of which had goodwill. The measurement of impairment of goodwill consists of two steps. In the first step, the Company compares the fair value of each reporting unit to its carrying value. As part of the impairment analysis, the Company determines the fair value of each of its reporting units with goodwill using the income approach. The income approach uses a discounted cash flow methodology to determine fair value. This methodology recognizes value based on the expected receipt of future economic benefits. Key assumptions in the income approach include a free cash flow projection, an estimated discount rate, a long-term growth rate and a terminal value. These assumptions are based upon the Company’s historical experience, current market trends and future expectations. During 2009, the Company experienced lower cash flows than expected due to generally weak economic conditions. The Company determined that the fair value of both reporting units was less than their carrying values at January 2, 2010. Following this assessment, the Company performed a second step in order to determine the implied fair value of goodwill in the reporting units. The activities in the second step included hypothetically valuing all of the tangible and intangible assets of the impaired reporting unit using market participant assumptions, as if the reporting unit had been acquired in a business combination. If the resulting implied goodwill value is lower than the related recorded goodwill value, then an impairment is recorded. The implied goodwill value is a level 3 measurement due to unobservable inputs. As a result of this assessment, the Company recorded a goodwill impairment charge of $1,282,000 and $1,171,000 on the J.C. Whitney & Co. and Stylin’ Concepts, Inc. reporting units, respectively.

The following table provides a summary of the goodwill activity for the year ended January 2, 2010:

January 2, 2010
Beginning balance	$12,948,138
Impairments	(2,453,000)

Ending balance	$10,495,138

The remaining goodwill balance as of January 2, 2010 was $7,005,608 and $3,489,530 for the J.C. Whitney & Co. and Stylin’ Concepts, Inc. reporting units, respectively, which includes $1,282,000 and $21,847,501 of aggregate impairments through that date.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

5.	Related-Party Transactions

The Company has entered into an advisory agreement with its majority shareholder, Riverside, whereby Riverside provides financial and management consulting services to the Company for a fee of approximately $450,000 per year. As of January 2, 2010, the Company has $339,841 recorded as a liability to Riverside within accounts payable, which was paid in 2010.

The Company had a note of $5,037,500 payable to a minority shareholder that was issued in connection with the acquisition of Stylin’ Concepts, Inc. Interest on the unpaid portion commenced on March 31, 2004, and was to be paid quarterly. This note was paid in full in 2010. See Note 7 for additional information. Interest expense for this note was $352,625 for the year ended January 2, 2010.

6.	Leases

The Company leases its administrative office and office equipment under operating lease agreements. Rent expense was $603,834 for the year ended January 2, 2010. The Company’s leases expire at various dates through 2016.

Future minimum payments under the Company’s operating leases as of January 2, 2010, are as follows:

Fiscal year
2010	$614,996
2011	608,734
2012	567,627
2013	370,343
2014	368,329
Thereafter	770,144

Total	$3,300,173

7.	Notes Payable

On October 3, 2003, the Company amended its existing credit agreements to provide additional funding related to the acquisition of Stylin’ Concepts, Inc. The amended credit agreements included a revolving line of credit, two term loans, and letters of credit. The revolving line of credit increased to $19 million and supported the Company’s direct borrowings and issuance of letters of credit. In November 2005, the lender provided temporary borrowing availability of an additional $2.5 million, gradually decreasing through July 31, 2006. Subsequently, in September 2006, the Company amended the existing credit agreement to provide additional availability of $2.5 million. This additional availability revision expired in September 2007, but was subsequently extended until June 30, 2008. The remaining credit agreement was extended through May 31, 2009. This facility was in the form of a capital call agreement with individual

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

investors and was subject to certain commitments as defined in the agreement. Interest was paid monthly. Interest was determined based on the Company’s total funded debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) ratio at the end of each quarter. The agreement included an unused commitment fee of 0.5% annually. There was an unconditional security interest in all property of the Company, including inventory, receivables, and property and equipment. As of December 27, 2008, the Company had direct borrowings of $8,066,000 along with letters of credit of $253,471. The outstanding balance under this credit facility was refinanced with PNC Bank in May 2009.

On October 3, 2003, the Company amended a term loan dated June 25, 2002, and entered into two term loans for $11.5 million and $6.5 million, which were used for the acquisition of Stylin’ Concepts, Inc. The $6.5 million term loan was subsequently paid off on September 30, 2005. Principal and interest were payable in quarterly installments. Interest was determined based on the ratio of the Company’s total funded debt to EBITDA ratio at the end of each quarter. In November 2005, the lender restructured the remaining term loan amortization schedule. The remaining facility expired in September 2008, but was subsequently extended until February 2009 and then extended through May 30, 2009. This term loan was secured by the Company’s inventory, receivables, and property and equipment. At December 27, 2008, the Company had $6,400,000 outstanding on this facility. This loan was retired in 2009 using the proceeds of a new credit facility.

On October 3, 2003 and June 25, 2002, the Company entered into a senior subordinated debt agreement. This note carried interest payable quarterly at an annual rate of 12% plus payable in-kind interest of 4%. As of December 27, 2008, the principal balance was $19,728,501. As discussed below, the outstanding balance under this debt agreement was retired in fiscal 2009 by using the proceeds from a preferred stock offering. In connection with the senior subordinated debt, a total of 3,235 and 7,049 warrants valued at $162,000 and $243,000 were issued on October 3, 2003 and June 25, 2002, respectively. These amounts were recorded as discounts on the debt which was accreted to interest expense over the scheduled term of the notes. As of December 27, 2008, the unamortized discount relating to the warrants was $9,237, which was fully accreted in 2009. Each warrant was exercisable into one share of common stock for $0.01 per share. As of December 28, 2008, all of the warrants remained outstanding. The warrants issued in connection with the senior subordinated debt provide the holders with a put option that is exercisable at the discretion of the holder. The warrants are classified as liabilities because they contain redemption rights that are not solely within the Company’s control. Refer to Note 13 for additional details. The fair value of the warrants were determined using the Black-Scholes model with assumptions similar to those described in Note 8. The fair value is a level 3 measurement due to unobservable inputs.

On October 3, 2003, the Company entered into a $5,037,500 subordinate promissory note payable with a minority shareholder in connection with the acquisition of Stylin’ Concepts, Inc. This note carries interest payable quarterly commencing on March 31, 2004, at a rate per annum of 7.0%. The unpaid portion was originally due in a lump sum on the earliest of October 3, 2010, or a change in control of the Company. The due date was extended to the earliest of November 14, 2012 or a change in control of the Company. The entire balance remained outstanding as of January 2, 2010.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

The above agreements contained certain restrictive covenants, including minimum EBITDA, maximum total funded debt to EBITDA, maximum senior funded debt to EBITDA, minimum fixed charge coverage ratio, and maximum capital expenditures, all as defined in the agreements.

On December 30, 2008 (fiscal year 2009), Riverside and other common shareholders invested $16,353,650 into the Company. In return, Riverside and these shareholders received 163,536.5 shares of preferred stock at a $100 per share stated price, 1,500 shares of common stock held by the senior subordinated debt holders, and the 10,284 warrants to purchase the Company’s common shares previously-owned by the senior subordinated debt holders as described above. The Company used the proceeds from this offering to fully retire the senior subordinated debt and related accrued interest, aggregating to $19,743,862. At the date of the transaction, the recorded value of the warrants was $405,000. Accordingly, the Company recognized a $4,148,862 gain upon the extinguishment of the senior subordinated debt and effective repurchase of the outstanding warrants. Commensurate with this transaction, the value of the outstanding warrants transferred to Riverside and the other common shareholders became de minimus because the existence of the newly-issued preferred stock rendered the value of the Company’s common stock de minimus. As such, the entire $16,353,650 investment was allocated to the preferred stock and none was allocated to the transferred warrants. The value of the warrants was still de minimus as of January 2, 2010.

On May 14, 2009, the Company entered into a new three year, $26 million credit facility with PNC Bank. Initial borrowings under this facility were used to retire the then outstanding senior debt as described above. This credit facility includes a $12.75 million revolving line of credit, a $13.25 million term loan payable in thirty-five equal and consecutive monthly principal payments of $270,834 each beginning on June 1, 2009 and letters of credit. Interest was determined based on the Company’s senior debt to EBITDA ratio at the end of each quarter and was 8% on the term loan and 5.25% on the revolving line of credit as of January 2, 2010. There was an unconditional security interest in all property of the Company, including inventory, receivables and property and equipment. As of January 2, 2010, the Company had direct borrowings on the revolving line of credit of $6,467,332, along with letters of credit of $153,471. At January 2, 2010, the Company had $11,704,165 outstanding on the term loan.

The PNC facility contained certain restrictive covenants including minimum fixed charge coverage ratio, maximum senior funded debt to EBITDA and maximum capital expenditures. As of January 2, 2010, the Company was not in compliance with its debt covenants. As such, the outstanding debt is classified as current in the balance sheet.

As described in Note 13, the Company paid in full the outstanding debt related to the PNC facility as well as the subordinate promissory note in 2010 in connection with the acquisition of the Company.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

8.	Stock Options

Performance-Based Options

The Company grants to certain officers, directors, and certain employees options to purchase common stock. The options are exercisable only to the extent they have vested. Vesting criteria is based upon employment and achievement of defined annual Company performance tests. Shares not earned during the year due to the performance test not being met expire and terminate. However, if the performance results in the subsequent year immediately following the nonachievement year exceed the performance test by ten percent (10%), then fifty percent (50%) of the prior year options not earned will vest.

No such options have vested since the inception of the plan in fiscal 2003 and only 5,000 such options remain unexpired as of January 2, 2010.

At January 2, 2010, the exercise price on 3,000 options is $100, with the remaining 2,000 options at $50 a share. None of the options are exercisable as of January 2, 2010. The weighted-average remaining contractual life is 8.62 years.

Non-Performance Based Options

The Company granted to certain officers, directors, and certain employees options to purchase shares of common stock for $100 or $50 a share. The options are exercisable only to the extent they have vested. The options shall vest 25% on each of the first four anniversaries of their grant date, as defined in the “Options Agreement” as long as the optionee is still an employee of the Company. Of the 43,196 options outstanding as of December 28, 2008, 18,737 were cancelled during fiscal 2009 and of the remaining 24,259 options at January 2, 2010, 14,076 are exercisable.

At January 2, 2010, the exercise price on 23,299 options is $100, with the remaining 1,160 options at $50 a share. The weighted-average remaining contractual life is 7.17 years.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

All Options

The grant-date fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model that uses various assumptions regarding the (1) expected volatility in the fair value of the Company’s stock due to the Company being privately held, (2) expected life of the option, (3) expected dividend yield on the underlying shares, and (4) risk-free interest rate based on the U.S. Treasury yield curve and expected forfeiture rate. The specific assumptions are as follows:

Year ended January 2, 2010
Dividend yield	—
Risk-free interest rate	3.45%
Volatility	23.2%
Expected life (years)	10

Stock-based compensation expense has been de minimus through fiscal 2010 and is expected to be de minimus going forward.

9.	Income Taxes

Deferred income taxes result primarily from the use of accelerated methods to calculate depreciation on certain fixed assets for income tax purposes, the deferral of certain reserves for income tax purposes and the capitalization of the Company’s net operating loss carryforwards for financial reporting purposes. Valuation allowances, if necessary, are provided against deferred income tax assets, which are more likely than not expected to be realized. The net balance of deferred income taxes at January 2, 2010 was $0.

As of January 2, 2010, the Company has $21,743,861 in net operating loss carryforwards expiring beginning in 2012 through 2029, which may be offset against future taxable income. The Company also has alternative minimum tax and other credits available for carryforward of $158,824 at January 2, 2010, which do not expire.

The difference between the federal statutory tax rate and the effective tax rate for the year ended January 2, 2010, relates primarily to the change in valuation allowance.

The income tax provision consists of the following:

Year ended January 2, 2010
Current	$—
Deferred	—

Income tax provision (benefit)	$—

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

10.	Shareholders’ Equity

In October 2002, a shareholders’ agreement was entered into by the Company, Riverside, and all investors, as defined. This agreement restricts the transfer of shares by Riverside and the investors to specific methods and prices.

The Company allowed certain employees to borrow money to purchase Company stock. In 2009, the former Chairman of the Board exchanged 12,393 of common shares for the forgiveness of his entire note receivable totaling $1,239,302. The total remaining notes receivable outstanding was $750,000 at January 2, 2010 and is due from the former Chief Executive Officer. This promissory note has an interest rate of 2.51%, is due in full on July 18, 2011, is collateralized by the remaining shares, and is recorded as contra-equity.

On December 30, 2008 (fiscal year 2009), the Company issued 163,536.5 preferred shares, par value $0.01 per share, to Riverside and other shareholders for $100 per share. The Company issued an additional 20,000 preferred shares on December 18, 2009. The total proceeds from the preferred shares was $18,353,650.

The holders of preferred stock are entitled to receive dividends in preference to any declaration or payment of any dividend on the common stock at the rate of 21 percent per annum, compounded quarterly and payable when declared by the Board. The total accumulated dividends payable when declared as of January 2, 2010 is $3,663,982. For the year ended January 2, 2010, there were no dividends declared or paid by the Company.

The liquidation preferences allow for holders of preferred stock entitlement to receive preference of any distribution of proceeds prior to the holders of common stock at an amount equal to the greater of (i) $100 per share multiplied by 1.4 or (ii) $100 per share plus all accrued but unpaid dividends on such shares. If upon a liquidation event, the proceeds distributed shall be insufficient to provide for the full preferential amounts to preferred shareholders, then the proceeds legally available shall be distributed ratably to the holders of preferred stock in proportion to the full preferential amount each holder is otherwise entitled to receive based on the total original issue price of the shares held by the preferred shareholder. If all distributions are made in full to preferred shareholders the remaining proceeds will be distributed to common shareholders ratably based on the number of shares held by the holder.

The preferred stock is non-redeemable and non-convertible and the holders of preferred stock are entitled to one vote on all matters submitted for a vote or consent of the stockholders of the Company.

11.	Employee Benefit Plan

The Company has a 401(k) retirement savings plan. This plan is available to substantially all employees the first of the month following their date of hire. Under the plan, employees may elect to contribute up to 20% of base compensation up to Internal Revenue Service limits. The Company will match 20% up to the first 6% of the employees’ elective contributions. The Company’s contributions for this plan totaled $91,093 for the year ended January 2, 2010.

Automotive Specialty Accessories and Parts, Inc.

Notes to Consolidated Financial Statements

12.	Contingent Liabilities

The Company is party to various legal proceedings arising from normal business activities. The Company has been named as defendant in class action lawsuits related to the alleged sale of merchandise containing asbestos. Amounts paid by the Company to date have not been significant. The Company’s product liability insurance will cover any significant potential exposure and legal fees from these lawsuits.

13.	Correction of an Error

During fiscal 2009, the Company re-evaluated the warrants and related put option pursuant to ASC 480-10, “Distinguishing Liabilities from Equity” and determined that the warrants should be classified as liabilities because they contain redemption rights that are not solely within the Company’s control. At December 27, 2008, the Company incorrectly classified the warrants subject to put option as equity. As such, the Company recorded a prior period adjustment to correct the error in the Consolidated Statement of Shareholders’ Equity to reclassify the warrants as liabilities.

14.	Subsequent Events

On August 2, 2010, Go Fido, Inc., a wholly-owned subsidiary of U.S. Auto Parts Network, Inc., acquired all of the Company’s outstanding equity securities for $27,500,000. As part of the transaction, the Company paid off all outstanding debt in full as disclosed in Note 7.